Exhibit 10.84

GRANTING OF PUT OF SHARES
AND RELATED TRANSACTIONS
CLOSING AGENDA

DATE:                   June 25, 2008

PLACE:	Offices of Hungerford Tomyn Lawrenson and Nichols

1100 – 925 West Georgia Street

Vancouver, BC V6C 3L2

PARTIES PARTICIPATING

IN THE CLOSING:

CPO Acquisition Corp. (“CPO”) represented by Craig Nerland

Peace Oil Corp. (“Peace”) represented by E. Jamie Schloss

Cold Flow Energy ULC (“Cold Flow”) represented by E. Jamie Schloss

• (“Peace Director”)

McCarthy Tétrault LLP (“MT”) represented by Robert McCue/ Kara Morris/ Peter Pagnan

Hungerford Tomyn Lawrenson and Nichols (“HTLN”) represented by R.J. MacRae

A. Cold Flow is the holder of all of the issued and outstanding shares in the share capital of Peace being:

1.	800 Class “A” Common Shares; and,

2.	6,333,332 Class “I” Preferred Shares;

B. CPO is prepared to grant a put option (the “Put”) to Cold Flow whereby Cold Flow could require CPO to acquire the Peace Shares on terms and on the date set out in the Put;

All documents listed below, including cheques or other instruments representing payment, are to be tabled and held in escrow until the parties have agreed that all documents tabled are satisfactory and that all acts to be performed at the closing have been satisfactorily performed. When all of the parties are satisfied with the documentation, each of the parties shall indicate its agreement that the escrow be terminated, whereupon each of the documents so tabled shall be released from escrow to the party or parties entitled thereto and the closing shall terminate. Termination of the closing without protest that all deliveries or payments have not been completed is conclusive evidence that the same have been completed.

	Document	Tabled By
A.	Share Put Agreement
1.	Resolutions of the Director of CPO resolving to enter into Put [HTLN]	CPO Director
2.	Resolutions of the Directors of Cold Flow resolving to enter into Put [MT]	Cold Flow Director
3.	Resolutions of the Directors of Peace consenting to the transfer of Peace Shares as contemplated by the Put if it is exercised [MT]	Peace Directors
4.	Put Agreement re purchase of Peace Shares from Cold Flow [HTLN]	Cold Flow & CPO
B.	Directors – Appointments/Removal	Parties
1.	Consent of • to Act as new director of Peace [MT]	•
2.	Resolutions of Cold Flow as shareholder of Peace removing directors and appointing • as sole director of Peace [MT]	Cold Flow Director
3.	Resolution of director of Peace removing officers and appointing • as President/ Secretary of Peace [MT]	Peace Director
4.	Notice to Alberta Registrar of Corporations re: removals of directors and appointments of officer [MT]	MT
C.	Undertaking
1.	Undertaking of • to Cold Flow as director of Peace re: non-interference with previous corporate acts [HTLN]	•

THIS SHARE PUT AGREEMENT MADE the 25th day of June, 2008.

BETWEEN:

CPO ACQUISITION CORP., a corporation duly incorporated under the laws of British Columbia;

(the “Purchaser”)

AND:

COLD FLOW ENERGY ULC, an unlimited liability corporation duly incorporated under the laws of Alberta;

(the “Vendor”)

AS:

A. The Vendor owns all of the issued and outstanding shares in the share capital of Peace Oil Corp. being 800 Class “A” Shares and 6,333,332 Class “I” Shares.

B. The Purchaser is prepared upon the terms set forth in this Agreement to grant to the Vendors the right to require the Purchaser to purchase the Shares.

IT IS AGREED AS FOLLOWS:

ARTICLE 1
DEFINITIONS

1.1	Definitions. In this Agreement including the Recitals, terms and expressions shall have the following meanings:

(a)	“Affiliate” has the meaning assigned to it in the Business Corporations Act of British Columbia;

(b)	“Agreement” means this Share Put Agreement, including all Schedules to it;

(c)	“Business Day” means a day on which banks are generally open for the transaction of commercial business in Vancouver, British Columbia;

(d)	“Class A Shares” means the 800 Class “A” Shares in the share capital of the Company;

(e)	“Class I Shares” means the 6,333,332 Class “I” Shares in the share capital of the Company;

(f)	“Closing” means the closing of the purchase and sale of the Put Shares pursuant to the exercise of the Put on the Closing Date;

(g)	“Closing Date” means the fifth Business Day following the day on which the Notice of Exercise is delivered to the Purchaser (or such earlier date as the Vendor and the Purchaser may agree);

(h)	“Company” means Peace Oil Corp., a corporation formed pursuant to the laws of Alberta;

(i)	“Non capital loss” and “Taxation Year” each have the meanings ascribed them in the Income Tax Act (Canada) as it may be amended;

(j)	“Notice of Exercise” means notice from the Vendor to the Purchaser requiring the Purchaser to purchase the Put Shares pursuant to the terms of this Agreement;

(k)	“Option Period” means June 25, 2008 to June 27, 2008;

(l)	“Permitted Liabilities” means all liabilities of the Company arising on or after the date of this Agreement with the consent of the Director appointed on the date of this Agreement;

(m)	“Purchase Price” means a total of $13,119,000, being allocated:

(i)	$6,785,668 for the Class A Shares; and

(ii)	$6,333,332 for the Class I Shares;

(n)	“Purchaser” means CPO Acquisition Corp.;

(o)	“Put” means the right granted by the Purchaser to the Vendor pursuant to paragraph 2.1;

(p)	“Put Shares” means 800 Class “A” Shares and 6,333,332 Class “I” Shares in the share capital of the Company, being all of the issued and outstanding shares in the Company owned by the Vendor;

(q)
“Taxes” means income tax (both federal and provincial), corporation capital taxes and related levies, penalties, interest, charges and assessments whatsoever payable or owed, or becoming payable or owed by, the Company;

(r)	“Vendor” means Cold Flow Energy ULC; and

(s)	“Vendor Debt” means one or more promissory notes payable by the Vendor in favour of the Company, including, without limitation, one for $10,176,044.

1.2	Interpretation. For the purposes of this Agreement, except as otherwise expressly provided:

(a)	“this Agreement” means this Agreement, including the Schedules to it, as it may from time to time be supplemented or amended and in effect;

(b)
all references in this Agreement to a designated “Section”, “paragraph”, “subparagraph” or other subdivision, or to a Schedule, is to the designated Section, paragraph, subparagraph or other subdivision of or Schedule to this Agreement unless otherwise specifically stated;

(c)	the singular of any term includes the plural and vice-versa and the use of any term is equally applicable to any gender and where applicable, a firm or body corporate;

(d)	the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference to it);

(e)
all accounting terms not otherwise defined have the meanings assigned to them in accordance with generally accepted accounting principles applicable in Canada and applied on a basis consistent with prior years;

(f)
any reference to a statute includes and is a reference to such statute and the regulations made pursuant to that statute with all amendments made to it and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g)
where the phrase “to the best of the knowledge of” or phrases of similar import are used in this Agreement, it will mean, and be construed to mean, the actual knowledge of the person or persons in respect of whom the phrase is used (and in the case of corporate entities, it means actual knowledge of the most senior officer thereof) after having conducted reasonable inquiry concerning the subject matter of the statement or disclosure;

(h)
the headings to the sections and subsections of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision of it;

(i)	any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

(j)	the language in all parts of this Agreement will in all cases be construed as a whole and neither strictly for nor strictly against any of the parties;

(k)	all references to money in this Agreement and in any financial statements to be prepared in accordance with the provisions of this Agreement, are or will be to lawful money of Canada;

(l)
all financial statements will be prepared in accordance with generally accepted accounting principles using the accrual method of accounting applicable in Canada and applied on a basis consistent with prior years (and without limiting the foregoing will include a balance sheet, statement of earnings, statement of changes in financial position, and notes); and

(m)
any reference to liability shall include liability for federal or provincial income taxes whether or not they have been assessed, or threatened to be assessed and whether or not the Vendor is aware of them or has reason to suspect they may be later assessed or reassessed.

1.3	Attachments. Attached to and forming part of this Agreement are the following:

Schedule 1:  Opinion Letter

ARTICLE 2
PUT OF SHARES: CLOSING

2.1
Compulsory Purchase of Shares.  Upon the terms and conditions of this Agreement and in consideration of $10.00 now paid to the Purchaser by the Vendor, the receipt and sufficiency of which is acknowledged by the Purchaser, the Vendor shall have the right, but not the obligation, to require the Purchaser to purchase the Put Shares at and for the Purchase Price subject to and in accordance with the terms of this Agreement.

2.2	Exercise of Put and Binding Agreement. The Put:

(a)
may be exercised at any time on or after June 25, 2008 and before June 27, 2008 by the delivery of a Notice of Exercise executed by the Vendor to the Purchaser at the address set out in this Agreement; and

(b)
upon exercise, shall be deemed to create a binding agreement of purchase and sale of the Put Shares, between the Vendor and the Purchaser, and the Purchaser shall, subject only to the terms of this Agreement, irrevocably purchase the Shares from the Vendor.

2.3	Purchase Price.

(a)	The Purchase Price for the Put Shares shall be paid by:

(i)
the Purchaser delivering a certified cheque, solicitor’s trust cheque or by electronic transmission of immediately available funds to a Canadian bank designated by the Vendors in the amount of the Purchase Price at Closing or,

(ii)	at the option of the Purchaser, by the assignment or endorsement over of Vendor Debt (provided that any such Vendor Debt has been assigned to the Purchaser on or before the Closing Date), or

(iii)
by a combination of immediately available funds (paid by delivering a certified cheque or by electronic transmission of immediately available funds to a Canadian bank designated by the Vendor or by solicitor’s trust cheque) and assignment and endorsement of Vendor Debt equal, in the aggregate, to the Purchase Price.

2.4
Time and Place of Closing.  The Closing will take place at the offices of Messrs. Hungerford Tomyn Lawrenson and Nichols in Vancouver at noon (Vancouver local time) on the Closing Date, or at such other time, date and place as the Vendor and the Purchaser may agree in writing.

2.5	Deliveries by the Vendor. At or prior to the Closing the Vendor will deliver or cause to be delivered to the Purchaser the following:

(a)	share certificates representing the Put Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer;

(b)
all share books, share ledgers, minute books and corporate seals of the Company (exclusive of same in respect to any predecessor corporations to the Company) unless other arrangements are agreed to by the Vendor and the Purchaser (or their respective solicitors);

(c)	all other documents, instruments and writings required to be delivered by the Vendor on the Closing Date pursuant to this Agreement; and

(d)
a certificate of the President of the Vendor given on the date of Closing certifying that the representations and warranties made by the Vendor in Article 3 continue to be true and correct in all material respects as of the Closing Date.

2.6	Deliveries by the Purchaser. At or prior to the Closing the Purchaser will deliver the following to the Vendor:

(a)
the amount of the Purchase Price payable by certified cheque, solicitors’ trust cheque or by wire transfer of immediately available funds and, to the extent any portion of the Purchase Price is paid by assignment of Vendor Debt, by assignment of Vendor Debt;

(b)	all other documents, instruments and writings required to be delivered by the Purchaser on the Closing Date pursuant to this Agreement; and

(c)
a certificate of an officer of the Purchaser certifying that the representations and warranties of the Purchaser made to the Vendor in Article 4 continue to be true and correct in all material respects as of the Closing Date.

2.7
Conditions to the Obligations of the Purchaser to Close.  The obligation of the Purchaser to proceed with the Closing is subject to the fulfilment on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:

(a)	the Vendor shall have performed in all respects all of its respective agreements and covenants to be performed at or before Closing under this Agreement;

(b)	the Vendor shall have delivered all documents required pursuant to Section 2.5 of this Agreement;

(c)
a legal opinion from the solicitors for the Company shall have been delivered to the Purchaser in substantially the form set out in Schedule 1 or such other form as is acceptable to the Purchaser’s solicitors;

(d)	the representations and warranties of the Vendor contained in Article 3 shall be true in all material respects on the Closing Date; and

(e)
there will be no actual or threatened action by any person seeking to prohibit or invalidate the transactions contemplated by this Agreement, or which might otherwise adversely affect the ability of the Purchaser to acquire the Put Shares as contemplated by this Agreement.

2.8
Conditions to the Obligations of the Vendor to Close.  The obligations of the Vendor to proceed with the Closing is subject to the fulfilment on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Vendor:

(a)	the Purchaser shall have performed in all material respects all its respective agreements and covenants to be performed at or before Closing under this Agreement;

(b)	the Vendor shall have received payment of the Purchase Price;

(c)	the Purchaser shall have delivered all documents required pursuant to Section 2.6 of this Agreement;

(d)	the representations and warranties of the Purchaser contained in Article 4 shall be true in all material respects on the Closing Date; and

(e)
there will be no actual or threatened action by any person seeking to prohibit or invalidate the transactions contemplated by this Agreement, or which might otherwise adversely affect the ability of the Purchaser to acquire the Put Shares as contemplated by this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

3.1	To induce the Purchaser to enter into this Agreement, the Vendor represents and warrants to the Purchaser that as of the date hereof:

(a)	The Company has been duly incorporated and is a valid and subsisting corporation under the laws of Alberta;

(b)
The authorized capital of the Company consists of an unlimited number of Class “A” Shares, Class “B” Shares, Class “C” Shares, Class “D” Shares, Class “E” Shares, Class “F” Shares, Class “G” Shares, Class “H” Shares, Class “I” Shares, Class “J” Shares, Class “K” Shares and Class “L” Shares;

(c)	There are no issued and outstanding shares of the Company other than the Put Shares;

(d)
Except pursuant to this Agreement, the Put Shares have not been assigned, sold, pledged or hypothecated by the Vendor, and are free and clear of all liens, charges, pledges, claims, demands, security interests, adverse claims, equities and encumbrances of every nature and kind whatsoever;

(e)
the Vendor is the sole legal and beneficial owner of the Put Shares and the Vendor has the absolute right, title and authority to sell, transfer and assign the Put Shares to the Purchaser and to enter into and perform the obligations set out in this Agreement;

(f)	This Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except:

(i)	that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally; and

(ii)	the remedy of specific performance and injunctive relief are subject to certain equitable defences and to the discretion of the court before which any proceedings therefor may be brought;

(g)
Except for the rights and obligations of the Purchaser pursuant to this Agreement, no person has any commitment, agreement, option, warrant or any right or privilege, whether by law, pre-emptive or contractual, absolute or contingent, which is capable of becoming an agreement or right for the acquisition, purchase, subscription, allotment or issuance of any of the Put Shares or any of the unissued shares in the capital of the Company or of any securities in the Company including but not restricted to any convertible securities or obligations of any nature or kind whatsoever;

(h)	There is no agreement in effect which affects the transferability of the Put Shares;

(i)	This Agreement and the execution and delivery of it by the Vendor does not, and the consummation of the transactions contemplated by this Agreement will not:

(i)	violate any provision of or constitute a default under or require any consent or waiver of rights of any person, or any authorization or approval, under:

(A)	the Company’s constating documents (including its by-laws), or any law or regulation to which the Company is subject; or

(B)
any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Company is a party or by which it or its assets or properties is bound; or

(ii)
result in the creation of any mortgage, lien charge or security interest of any kind or accelerate or give any person the right to accelerate the due date for payment or performance of any obligation of the Company;

(j)
There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax return by the Company or with respect to the payment of any Tax or any governmental charge, penalty, interest or fine by the Company or with respect to the issuance of any Tax assessment or reassessment;

(k)	Taxes of the Company for its current taxation year calculated on the assumption that such taxation year ended on the date of this Agreement will not be more than $4,175,042;

(l)	There are not any material outstanding matters of dispute or difference between the Company and any federal, provincial, territorial or municipal taxing authority, agency or department;

(m)
The Company has made all payments required to be made to, or on account of, all employees and former employees, including all salary, vacation pay, pay in lieu of adequate notice of termination, benefit payments, Income Tax remittances, Workers Compensation premiums, employment insurance premiums, Canada Pension Plan payments and all other payments of a similar nature required to be made by it;

(n)
The Company has no liabilities, indebtedness or obligations of any kind whatsoever, whether accrued, determined or determinable, contingent or otherwise in respect of which the Company or the Purchaser may become liable on or after the date of this Agreement other than:

(i)	the potential liability for Taxes set out in Subsection 3.1(k); and

(ii)	the Permitted Liabilities;

(o)
There are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the knowledge of the Vendor, threatened against or affecting the Company at law or at equity or before or by any federal, provincial, state, municipal or other government department, commission, board, bureau or agency;

(p)
There are no actions, suits, judgments or proceedings outstanding or pending or, to the knowledge of the Vendor, threatened against or affecting the Company at law or at equity by any person or corporation;

(q)	The Company has withheld all amounts required by law to be withheld from payments made by it and has remitted such amounts to the appropriate authorities within the time required by law; and

(r)	The Company has cash and Vendor Debt in an aggregate amount of not less than $14,473,044 being cash of $4,297,000 and Vendor Debt of $10,176,044.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1	The Purchaser represents and warrants to the Vendor that:

(a)	The Purchaser is a company validly existing under the laws of British Columbia and has all requisite corporate power and authority to execute, deliver and perform this Agreement.

(b)	The Purchaser is not a “public corporation” for the purposes of the Income Tax Act (Canada).

(c)
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by the board of directors of the Purchaser and no consent thereto of any of its shareholders or holders of any class of debt securities or any other person is required.  This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

(d)	This Agreement and the execution and delivery of it by the Purchaser does not, and the consummation of the transactions contemplated by this Agreement will not:

(i)	violate any provision of or constitute a default under or require any consent or waiver of rights of any person, or any authorization or approval, under:

(A)	the Purchaser’s articles of incorporation or by-laws, or any law or regulation to which the Purchaser is subject; or

(B)
any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Purchaser is a party or by which it or its assets or properties is bound; or

(ii)
result in the creation of any mortgage, lien charge or security interest of any kind or accelerate or give any person the right to accelerate the due date for payment or performance of any obligation of the Purchaser.

(e)
Richard Evans of Evans and Evans Inc. has extensive experience valuing assets of the type that may be transferred to the Company, including extensive experience with the Canada Revenue Agency (the "CRA") in this regard, and Mr. Evans will perform the valuation in question on behalf of Evans and Evans Inc.  As far as Mr. Evans is aware, the CRA has not materially disagreed with any of his valuations that have been submitted to the CRA during the ten years immediately prior to the date of this Put Agreement, with the exception of one recent matter respecting which the CRA's value was approximately 10% less than the value he proposed.

ARTICLE 5
TERMINATION

5.1	By Agreement. This Agreement may be terminated at any time prior to the Closing by the mutual written agreement of the Vendor and the Purchaser.

5.2	Failure to Exercise Put. This Agreement shall terminate at 5:00 p.m. (Mountain Daylight Time) on June 27, 2008 if the Vendor has failed to exercise the Put before that date.

5.3
Effect of Termination.  If this Agreement is terminated, such termination shall be without liability of either party to the other party to this Agreement, or to any of their respective shareholders, directors, officers, employees, agents, consultants, or representatives.

ARTICLE 6
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS; INDEMNITIES

6.1
Covenants of the Purchaser.  If the Put arising under this Agreement is exercised and the transaction of purchase and sale of the all the issued shares of the Company closes, the Purchaser covenants to:

(a)
not do (or cause or permit the Company to do) anything whatsoever which may create any liability for the Vendor or its Affiliates in respect of any matter or thing pertaining to or in respect of the Company;

(b)
cause the Company to duly file a T2 Corporation Income Tax Return for all periods ending after June 27, 2008 and in so doing in respect of the period in which income represented by the Taxes set out in subparagraph 3.1(k) is included, to claim deductions or allowances available to the Company in amounts sufficient to eliminate the Company’s taxable income;

(c)
subscribe for shares in the Company, or cause shares in the Company to be subscribed for, in a minimum amount of $27.1M and in satisfaction of the purchase price therefore transfer or cause to be transferred to the company either cash or assets having an appraised fair market value at least equal to $27.1M, in the opinion of Evans & Evans Inc.

(d)
in the event that the losses and allowances claimed in paragraph 6.1(b) are assessed or reassessed to result in a Non Capital Loss for the first Taxation Year ending after the date of this Agreement, the Purchaser covenants to request that any such Non Capital Losses be applied back to earlier Taxation Years in the manner specified by the Vendor; and

(e)
to provide the Vendor with any notice of reassessment in respect of the first Taxation Year of the Company ending after the date of this Agreement or in respect of prior Taxation Years of the Company, to the extent any such reassessment involves matters arising before the date of this Agreement, and will allow the Vendor to defend, contest or reach a settlement in respect of any such reassessment in the name of the Company at the Vendor’s expense.

6.2
Survival.  Notwithstanding the Closing and notwithstanding deliveries or representations in any other instruments or investigations (or the results of them) by the parties to this Agreement or their respective counsel or agents, whether before or after Closing, the representations, warranties, covenants and agreement set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive the Closing Date and continue and remain in full force and effect.  The representations and warranties shall continue in full force for the benefit of the respective parties for one (1) year from the Closing Date.

6.3
Indemnification by Vendor.  The Vendor agrees to indemnify and hold harmless the Purchaser, its directors and officers from and against any and all causes of action, liabilities, judgments, claims, settlements, losses, damages, fees, liens, penalties, obligations and expenses actually incurred or suffered by the Purchaser, its directors and officers arising directly or indirectly from, by reason of, or in connection with:

(a)	any misrepresentation or breach of any representation or warranty of the Vendor contained in this Agreement or in any document contemplated under this Agreement;

(b)	the non-fulfilment by the Vendor of any of its covenants and obligations contained in this Agreement;

(c)	any and all liabilities, (other than Taxes for the current Taxation Year), obligations, claims and other losses related to the operation of the Company arising prior to the date of this Agreement; and

(d)
any liability for Taxes for the current Taxation Year including tax, interest and penalty but only to the extent that the representation in subparagraph 3.1(k) is inaccurate, that is, Taxes exceed the amount specified in subparagraph 3.1(k) calculated on the assumption the year end of the Company was June 25, 2008.

6.4
Indemnification by Purchaser.  The Purchaser agrees to indemnify and hold harmless the Vendor, its directors and officers from and against any and all causes of action, liabilities, judgments, claims, settlements, losses, damages, fees, liens, penalties, obligations and expenses actually incurred or suffered by the Vendor, its directors and officers arising directly or indirectly from, by reason of, or in connection with:

(a)	any misrepresentation or breach of any representation or warranty of the Purchaser contained in this Agreement or in any document described contemplated under this Agreement;

(b)	the non-fulfilment by the Purchaser of any of its covenants and obligations in this Agreement; and

(c)
any and all liabilities, obligations, claims and other losses (including pursuant to the Permitted Liabilities) relating to the operation of the Company or any condition arising after the date of this Agreement but not in respect of Taxes for Taxation Years other than those commencing after the closing of the transaction of purchase and sale under this Agreement (if this Put is exercised).

ARTICLE 7
EXPENSES, NOTICES, BOOKS AND RECORDS

7.1
Expenses.  Except as specifically provided herein, all legal and other costs and expenses in connection with the Agreement and the transactions contemplated hereby shall be paid by the party which incurred such costs and expenses.

7.2
Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telecopier or other electronic transmission to the party in question (proof of transmission required) at the following addresses (or at such other address for a party as shall be specified by like notice):

The Vendor as follows:

Cold Flow Energy ULC
990 Highland Drive, Suite 206
Solana Beach, California 92075

Attention:   E. Jamie Schloss

Fax:  (858) 720-9902
Email:  G2studs@aol.com

With a copy to:

McCarthy Tétrault LLP
Suite 3300, 421 - 7th Avenue SW
Calgary, AB  T2P 4K9

Attention:  Robert McCue

Fax:  (403) 426-3501
Email: rmccue@mccarthy.ca

The Purchaser as follows:

CPO Acquisition Corp.
c/o 1100 – 925 West Georgia Street
Vancouver, BC  V6C 3L2

Attention:  Craig Nerland

Fax:  (604) 689-1758
Email:  cnerland@actonostry.ca

With a copy to:

Hungerford Tomyn Lawrenson and Nichols
1100 – 925 West Georgia Street
Vancouver, BC  V6C 3L2

Attention:  Robert J. MacRae

Fax:  (604) 408-5648
Email: rmacrae@htln.com

Such notice shall be effective upon delivery.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1
Invalidity.  Any provision of this Agreement which is or is deemed by a court of competent jurisdiction to be invalid, unenforceable or illegal, shall be ineffective only to the extent of such invalidity, unenforceability or illegality, and shall not effect in any way the validity, enforceability or legality of the remaining provisions of this Agreement, it being the intent and purpose that this Agreement should survive and be valid to the maximum extent permitted by applicable law.  For greater certainty, this Agreement shall be read as if the invalid, unenforceable or illegal provision had never formed part of this Agreement, and a “provision” for these purposes shall include the smallest severable portion of sections, paragraphs or clauses, or sentences contained herein, and not, unless the context absolutely requires, the whole thereof.

8.2
Governing Law; Submission.  This Agreement and the legal relations of the parties hereunder shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws in force in the Province of British Columbia.  There shall be no application of any principle of conflict of laws which could result in the application of any other laws or systems of laws.  Each of the parties to this Agreement irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

8.3
Enurement and Assignment.  This Agreement shall enure to the benefit and be binding upon the parties, their respective successors and permitted assigns.  No party to this Agreement may assign this Agreement without the prior written consent of the other parties to this Agreement.

8.4	Waivers. For the purposes of this Agreement,

(a)
no failure on the part of any party in exercising any right or remedy under this Agreement shall operate as a waiver of their failure, nor shall any single or partial exercise of any such right or remedy preclude any further or other exercise of such right or remedy;

(b)
no waiver of any provision of this Agreement, including this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date of this Agreement, executed by, or by duly authorized representatives of, the party making such waiver; and

(c)
this Agreement shall not be varied or amended in its terms by oral agreement or by representations or otherwise except by an instrument, in writing dated subsequent to the date of this Agreement, executed by, or by duly authorized representatives of, parties to this Agreement.

8.5
Third Party Rights.  Nothing in this Agreement shall create any rights in favour of any persons other than the Vendor, the Purchaser, and their respective legal representatives, successors and permitted assigns.  In particular, the indemnification rights set out in sections 6.2 and 6.3 of this Agreement are personal to the persons specifically named therein and may not be relied upon by, or assigned by such persons (whether voluntarily or involuntarily) to, any other person without the prior written consent of the party providing such indemnity, which consent may be arbitrarily withheld.

8.6	Time of Essence. In this Agreement, time is of the essence.

8.7	Counterparts/Facsimile. This Agreement and any notices or documents delivered pursuant to it:

(a)	may be executed in one or more counterparts which shall together constitute one Agreement or notice or document as the case may be; and

(b)	may be executed and delivered by facsimile transmission or by other electronic delivery means including, without limitation, pdf or TIF files.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the date and year first above written.

CPO ACQUISITION CORP.

Per:

/s/ Craig Nerland
Authorized Signatory

I have authority to bind the Corporation

COLD FLOW ENERGY ULC

Per:

/s/ E. Jamie Schloss
Authorized Signatory

I have authority to bind the Corporation

NOTICE OF EXERCISE

FROM:   Cold Flow Energy ULC ("Cold Flow")

TO:   CPO Acquisition Corp. (the "Purchaser")

RE:   Put Agreement (the "Agreement") dated June 25, 2008 between the Purchaser and Cold Flow

The undersigned herby notifies the Purchaser that, in accordance with Section 2.2 of the Agreement, the undersigned hereby exercises its option to require the Purchaser to purchase 800 Class "A" Shares and 6,333,332 Class "I" Shares in the capital of Peace Oil Corp. described in the Agreement.

DATED: June 27, 2008.

COLD FLOW ENERGY ULC

By: /s/ Jamie Schloss
E. Jamie Schloss
Chief Executive Officer